Exhibit 11.1


                    COMPUTATION OF PER COMMON SHARE EARNINGS



                                                    1996                 1995                     1994
                                                ------------          ------------            ------------
Earnings Per Share - Primary:
-----------------------------

Weighted average of common
     shares outstanding:                         14,311,752             12,031,043              10,876,620

Common share equivalents;
     options and warrants:                           51,765                 53,262                   6,108

Common share equivalents; Excel
     Realty Partners, L.P. units:                   175,482                      -                       -
                                                 ----------             ----------              ----------

Weighted average of common
     shares and common share
     equivalents outstanding:                    14,538,999             12,084,305              10,882,728
                                                 ==========             ==========              ==========


Net Income:                                    $ 23,796,000           $ 18,192,000            $ 13,792,000

Adjustments to net income for
     common share equivalents:                     (285,000)                     -                       -
                                                ------------          ------------            ------------

Adjusted net income for earnings
     per share calculation:                    $ 23,511,000           $ 18,192,000            $ 13,792,000
                                               ============           ============            ============


Earnings per share                                $ 1.62                 $ 1.51                  $ 1.27
                                                    ====                   ====                    ====


Note: The fully dilutive calculation for earnings per share is not significantly different from the primary calculation above.